Exhibit 4.22

1st ADDENDUM TO THE INTERNATIONAL LOAN CONTRACT
No. 20140314
Ref. 20140314/1

By the present private instrument and within the law, the parties, on one side, ITAÚ BBA INTERNATIONAL PLC, enrolled in C.N.P.J./M.F. [National Registry of Corporate Taxpayers/Finance Ministry] under No. not applicable (hereinafter simply designated “ITAÚ” or “CREDITOR”), and on the other side, GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GÁS LTDA, with headquarters at Praia de Botafogo, No. 228, Room 801, A Wing, Botafogo, Postal Code 22.2250-906, in the City of RIO DE JANEIRO, State of Rio de Janeiro, enrolled in C.N.P.J./M.F. under No. 17.572.061./0001-26 (hereinafter simply designated “DEBTOR”):

WHEREAS on 14 March 2014, the CREDITOR and the DEBTOR signed International Loan Contract No. 20140314, through which the CREDITOR made a loan to the DEBTOR in the total amount of US$ 70,450,000.00 (seventy million four hundred fifty thousand United States dollars), with expiration on 28 March 2019 (“Date for Payment of Original Principal”) (hereinafter simply designated “CONTRACT”);

WHEREAS the DEBTOR wishes to change some conditions of the CONTRACT, and has already obtained all the approvals that may prove necessary;

[NOW, THEREFORE,] THE PARTIES RESOLVE to enter into this 1st Addendum to International Loan Contract No. 20140314 Ref. 20140314/1 (the “Addendum”), that will be governed by the following clauses and conditions:

The acronyms used in this Addendum and not defined here will have the meanings given in the CONTRACT.

CLAUSE 1. Changes

1.1     The parties agree that from 30 March 2015 the Payment Schedule contained in Attachment I, 30 March 2014, will be changed to accommodate renegotiation of the payment period for principal and interest by the DEBTOR. The Payment Schedule referred to will have the following wording from 30 March 2014:

INSTRUMENT: 20140314 AUTHENTICATION (SIM-II): F3FC2B5D-7561-403B-A600-27BE88D0839B IBBAI_4131_CTO_ADD_PERIOD/RATE/EARLYREPAYMENT /CLOSE-OUTNETTING_GEOPARKBRASIL_ID113158	Page 1 of 4 [GEOPARK LEGAL DEPARTMENT]

“ATTACHMENT I
TO THE
REQUEST FOR DISBURSEMENT

PAYMENT SCHEDULE

The Date(s) for Payment of the Principal will be the following:

Date for Payment of Principal:	Installment of Principal Owed:

28 March 2016 28 September 2016 28 March 2017 28 September 2017 28 March 2018 28 September 2018 28 March 2019	USD 10,064,285.71 USD 10,064,285.71 USD 10,064,285.71 USD 10,064,285.71 USD 10,064,285.72 USD 10,064,285.72 USD 10,064,285.72

The Date(s) for Payment of the Interest will be the following:

25 September 2014
28 March 2015
28 March 2016
28 September 2016
28 March 2017
28 September 2017
28 March 2018
28 September 2018
28 March 2019”

1.2   The parties have decided to change the Interest Rate provided in the CONTRACT. Thus, item 5.2.1 of the Request for Disbursement will come into force as of 30 March 2015 in the following form:
“(...)
5.2.1. Margin: 4.00% p.a. (Four percent per year).[”]

1.3 Further, the parties have decided to change the Additional Remuneration provided by the CONTRACT. Therefore, Table IV, line b item 3 will enter into force 30 March

INSTRUMENT: 20140314 AUTHENTICATION (SIM-II): F3FC2B5D-7561-403B-A600-27BE88D0839B IBBAI_4131_CTO_ADD_PERIOD/RATE/EARLYREPAYMENT /CLOSE-OUTNETTING_GEOPARKBRASIL_ID113158	Page 2 of 4 [GEOPARK LEGAL DEPARTMENT]

2015, in the following form:

“(…)

3. Additional Remuneration:

0.80% (zero point eight percent) of the Value of the Line of Credit, being 0.50% (zero point five percent) already paid on the Day of Disbursement and 0.30% (zero point three percent) payable on 30 March 2015”

1.4 Finally, the parties have decided to change Clause 12 “Close-Out Netting” of the CONTRACT to include lines (s) and (t). Thus, from the present date, the wording of the Clause in question will enter into force as follows:

“(…)

(s) if within a period of 120 (one hundred twenty) days from 30 March 2015, there has been no fiduciary assignment of credit rights originating from the Manatí Field Natural Gas Sales Contract, entered into by Petrobrás Brasileiros S.A - Petrobrás, Manatí S.A and Rio Das Contas Produtora de Petróleo Ltda. 17 April 2007 (“Sales Contract”), as well as from the Addendum Agreements to the already signed Sales Contract and that may come to be signed later in terms that are satisfactory to the CREDITOR; or

(t) if the Private Instrument Linking Credit Rights Originating from the Manatí Field Natural Gas Sales Contract, entered into by Petrobrás Brasileiros S.A - Petrobrás, Manatí S.A and Rio Das Contas Produtora de Petróleo Ltda. 17 April 2007 (“Sales Contract”), as well as the Addendum Agreements to the already signed Sales Contract and that may later come to be signed up to 30 March 2015 are not constituted in terms that are satisfactory to the CREDITOR. If by virtue of noncompliance with this item, the CREDITOR, at its sole discretion, does not exercise its prerogative to call the debt stemming from the CONTRACT, the constant Margin of item 5.2.1 of the Disbursement Request will rise to 5% (five percent) per year from 30 March 2015.”

CLAUSE 2. Ratification – Changes made to the CONTRACT by this Addendum do not imply renewal; therefore, all the obligations, clauses, terms and conditions provided in the CONTRACT and not expressly changed by this Addendum remain valid and in force. The described GUARANTORS sign the present Addendum, agreeing with all its terms and conditions, and ratifying all the obligations they assumed in the CONTRACT.

INSTRUMENT: 20140314 AUTHENTICATION (SIM-II): F3FC2B5D-7561-403B-A600-27BE88D0839B IBBAI_4131_CTO_ADD_PERIOD/RATE/EARLYREPAYMENT /CLOSE-OUTNETTING_GEOPARKBRASIL_ID113158	Page 3 of 4 [GEOPARK LEGAL DEPARTMENT]

CLAUSE 3. Forum of choice – The Forum of the Judicial District of the Capital of the State of São Paulo is selected to settle any questions arising from or based on this Contract and its guarantees, the CREDITOR being able, however, to choose a forum of the DEBTOR’s headquarters and/or the address/residence of the GUARANTORS, excluding any other, however more favorable it may be.

The Parties sign the present Addendum in as many identical copies as there are signatures to this Addendum, for the same purpose and in the presence of the witnesses below.

São Paulo, 12 March 2015.

DEBTOR: GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GÁS LTDA.

By:		By:	/s/ Dimas Ferreira da Silva Coelho
Name:		Name: Dimas Ferreira da Silva Coelho CPF: 667.269.807-87 Administrator

CREDITOR: ITAÚ BBA INTERNATIONAL PLC

By:	/s/ Evelin Manente de Morais Vera	By:	/s/ JuvenCal Marçal Ferriera Neto
Name: Evelin Manente de Morais Vera CPF: 177.350.288-30 RG: 24.452.174-8		Name: Juvenal Marçal Ferriera Neto CPF: 274.186.358-00 RG: 22.354.459-0

WITNESSES:

1)	/s/ Anthony C. D’Avila	2)
Name: Anthony C. D’Avila CPF/MF: 052.551.297-71		Name: CPF/MF:

INSTRUMENT: 20140314 AUTHENTICATION (SIM-II): F3FC2B5D-7561-403B-A600-27BE88D0839B IBBAI_4131_CTO_ADD_PERIOD/RATE/EARLYREPAYMENT /CLOSE-OUTNETTING_GEOPARKBRASIL_ID113158	Page 4 of 4 [GEOPARK LEGAL DEPARTMENT]